Exhibit 4.4

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND, EXCEPT AS PROVIDED HEREIN, MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

THIS WARRANT IS BEING ISSUED AS PART OF A UNIT (“UNIT”), AND EACH UNIT SHALL CONSIST OF (I) WARRANTS TO PURCHASE 10.29 SHARES OF COMMON STOCK OF THE COMPANY AND (II) $500.00 AGGREGATE PRINCIPAL AMOUNT OF 10% SUBORDINATED SECURED NOTES DUE 2017 ISSUED BY HANDY & HARMAN GROUP, LTD., A DELAWARE CORPORATION AND INDIRECT SUBSIDIARY OF THE COMPANY (THE “ISSUER”), ON THE DATE OF ISSUANCE OF THE WARRANTS, WHICH AMOUNT SHALL BE INCREASED AS PIK PAYMENTS ARE MADE AS SET FORTH IN EXHIBIT H TO THE INDENTURE, DATED AS OF THE DATE HEREOF, AMONG THE ISSUER, THE SUBSIDIARIES OF THE ISSUER PARTY THERETO AS GUARANTORS, AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE.  FROM THE DATE OF ISSUANCE OF THE WARRANTS UNTIL OCTOBER 14, 2013, THE WARRANTS AND THE NOTES SHALL NOT BE DETACHABLE AND THE WARRANTS MAY ONLY BE TRANSFERRED AS UNITS, IN EACH CASE TOGETHER WITH THE TRANSFER OF ALL NOTES WHICH, TOGETHER WITH THE WARRANTS BEING TRANSFERRED, COMPRISE SUCH UNIT OR UNITS.

WHX CORPORATION
WARRANT TO PURCHASE SHARES
OF COMMON STOCK

Date of Issuance: October 15, 2010	Certificate No. __

For value received, WHX CORPORATION, a Delaware corporation (the “Company”), hereby certifies that _________________, a _____________, or its registered assigns (the “Holder”) is entitled to purchase from the Company _____________ duly authorized, validly issued, fully paid and nonassessable shares of Common Stock at a purchase price per share equal to the Exercise Price (as defined below), all subject to the terms, conditions and adjustments set forth below in this Warrant.  Certain capitalized terms used herein are defined in Section 1 hereof.

This Warrant has been issued pursuant to Section 2 of the Exchange Agreement (the “Exchange Agreement”), dated as of the Original Issue Date, among the Company, certain subsidiaries of the Company, the Holder and The Steel Partners Liquidating Trust – Series A.

1.             Definitions.  As used in this Warrant, the following terms have the respective meanings set forth below:

“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 3 hereof, multiplied by (b) the Exercise Price in effect as of the Exercise Date in accordance with the terms of this Warrant.

“Board” means the board of directors of the Company.

“Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the city of New York, New York are authorized or obligated by law or executive order to close.

“Common Stock” means the common stock, par value $0.01 per share, of the Company, and any capital stock into which such Common Stock shall have been converted, exchanged or reclassified following the date hereof.

“Company” has the meaning set forth in the preamble.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

“Exchange Agreement” has the meaning set forth in the preamble.

“Exercise Commencement Date” means the three year anniversary of the Original Issue Date.

“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., New York time, on a Business Day, including, without limitation, the receipt by the Company of the Exercise Notice, the Warrant and the Aggregate Exercise Price.

“Exercise Notice” has the meaning set forth in Section 3(a)(i).

“Exercise Period” has the meaning set forth in Section 2.

“Excess Tender Amount” has the meaning set forth in Section 4(c).

“Exercise Price” means $11.00, subject to adjustment as provided herein.

“Fair Market Value” means, as of any particular date: (a) the volume weighted average of the closing sales prices of the Common Stock for such day on all domestic securities exchanges on which the Common Stock may at the time be listed; (b) if there have been no sales of the Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Stock on all such exchanges at the end of such day; (c) if on any such day the Common Stock is not listed on a domestic securities exchange, the closing sales price of the Common Stock as quoted on Nasdaq, the OTC Bulletin Board or similar quotation system or association for such day; or (d) if there have been no sales of the Common Stock on Nasdaq, the OTC Bulletin Board or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Common Stock quoted on Nasdaq, the OTC Bulletin Board or similar quotation system or association at the end of such day; provided, that if the Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading.  If at any time the Common Stock is not listed on any domestic securities exchange or quoted on NASDAQ, the OTC Bulletin Board or similar quotation system or association, the “Fair Market Value” of the Common Stock shall be the fair market value per share as determined jointly by the Board and the Holder.

“Holder” has the meaning set forth in the preamble.

“Indenture” means that certain Indenture, dated as of the Original Issue Date, by and among Handy & Harman Group Ltd., the Guarantors (as such term is defined therein) and Wells Fargo Bank, National Association as trustee and collateral agent.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Original Issue Date” means October 15, 2010, the date on which the Warrant was issued by the Company pursuant to the Exchange Agreement.

“Nasdaq” means The Nasdaq Stock Market, Inc.

“Notes” means the 10% Subordinated Secured Notes due 2017 issued by Handy & Harman Group, Ltd. on the Original Issue Date pursuant to the Indenture.

“OTC Bulletin Board” means the National Association of Securities Dealers, Inc. OTC Bulletin Board.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

“Premium Per Pro Forma Share” means (x) the Excess Tender Amount divided by (y) the number of shares of Common Stock outstanding at expiration of the tender offer after giving pro forma effect to the purchase of shares in the tender offer.

“Units” means units comprised of $500.00 aggregate principal amount of Notes and Warrants to purchase 10.29 Warrant Shares.

“Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.

“Warrant Agent” means any agent appointed to act on behalf of the Company in connection with the issuance, registration, transfer, exchange, exercise and replacement of this Warrant and, in the Warrant Agent’s capacity as the Company’s transfer agent and registrar, the delivery of the Warrant Shares.

“Warrant Shares” means the shares of Common Stock or other capital stock of the Company then purchasable upon exercise of this Warrant in accordance with the terms of this Warrant.

2.             Term of Warrant.  Subject to the terms and conditions hereof, at any time or from time to time after the Exercise Commencement Date and prior to 5:00 p.m., New York time, on the fifth (5th) year anniversary of the Original Issue Date or, if such day is not a Business Day, on the next preceding Business Day (the “Exercise Period”), the Holder of this Warrant may exercise this Warrant for all or any part of the Warrant Shares purchasable hereunder (subject to Section 12 and subject to adjustment as provided herein).

3.             Exercise of Warrant.

(a)           Exercise Procedure.  This Warrant may be exercised from time to time on any Business Day during the Exercise Period, for all or any part of the unexercised Warrant Shares (subject to Section 12 and subject to adjustment as provided herein), upon:

(i)           surrender of this Warrant to the Company at its then principal executive offices (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction), together with an Exercise Notice in the form attached hereto as Exhibit A (each, an “Exercise Notice”), duly completed (including specifying the number of Warrant Shares to be purchased) and executed; and

(ii)           payment to the Company of the Aggregate Exercise Price in accordance with Section 3(b).

(b)           Payment of the Aggregate Exercise Price.  Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Exercise Notice, by the following methods:

(i)           by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price;

(ii)          by instructing the Company to withhold a number of Warrant Shares then issuable upon exercise of this Warrant with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price;

(iii)         by surrendering to the Company shares of Common Stock previously acquired by the Holder with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price; or

(iv)         any combination of the foregoing.

In the event of any withholding of Warrant Shares or surrender of other shares of Common Stock pursuant to clause (ii), (iii) or (iv) above where the number of shares whose value is equal to the Aggregate Exercise Price is not a whole number, the number of shares withheld by or surrendered to the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a share being so withheld by or surrendered to the Company in an amount equal to the product of (x) such incremental fraction of a share being so withheld or surrendered, multiplied by (y) the Fair Market Value per share of Common Stock as of the Exercise Date.

(c)           Delivery of Stock Certificates.  Upon receipt by the Company of the Exercise Notice, surrender of this Warrant and payment of the Exercise Price (in accordance with Section 3(a) hereof), the Company shall, as promptly as practicable, and in any event within three (3) Business Days thereafter, execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the Warrant Shares issuable upon such exercise, together with cash in lieu of any fraction of a share, as provided in Section 3(d) hereof.  The stock certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Exercise Notice and shall be registered in the name of the Holder or, subject to compliance with Section 5 below, such other Person’s name as shall be designated in the Exercise Notice.  This Warrant shall be deemed to have been exercised and such certificate or certificates of Warrant Shares shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the Exercise Date.

(d)           Fractional Shares.  The Company shall not be required to issue a fractional Warrant Share upon exercise of any Warrant.  As to any fraction of a Warrant Share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay to such Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one Warrant Share on the Exercise Date.

(e)           Delivery of New Warrant.  Unless the purchase rights represented by this Warrant shall have expired or shall have been fully exercised, the Company shall, at the time of delivery of the certificate or certificates representing the Warrant Shares being issued in accordance with Section 3(c) hereof, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Shares called for by this Warrant.  Such new Warrant shall in all other respects be identical to this Warrant.

(f)           Valid Issuance of Warrant and Warrant Shares; Payment of Taxes.  With respect to the exercise of this Warrant, the Company hereby represents, covenants and agrees that:

(i)           This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(ii)           All Warrant Shares issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free and clear of all taxes, liens and charges.

(iii)         The Company shall take all such actions as may be necessary to ensure that all Warrant Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock or other securities constituting Warrant Shares may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

(iv)         The Company shall use its best efforts to cause the Warrant Shares, immediately upon such exercise, to be listed on any domestic securities exchange upon which shares of Common Stock or other securities constituting Warrant Shares are listed at the time of such exercise.

(v)          The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of this Warrant.

(g)           Conditional Exercise.  Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a sale of the Company (pursuant to a merger, sale of stock, or otherwise), such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(h)           Reservation of Shares.  During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued Common Stock or other securities constituting Warrant Shares, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant, and the par value per Warrant Share shall at all times be less than or equal to the applicable Exercise Price.  The Company shall not increase the par value of any Warrant Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, and shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

4.            Adjustment to Exercise Price and Number of Warrant Shares.  In order to prevent dilution of the purchase rights granted under this Warrant, the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 4.

(a)           Adjustment to Exercise Price and Warrant Shares Upon Dividend, Subdivision or Combination of Common Stock.  If the Company shall, at any time or from time to time after the Original Issue Date, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Company payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately increased.  If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately decreased.  Any adjustment under this Section 4(a) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(b)           Adjustment to Exercise Price and Warrant Shares Upon Reorganization, Reclassification, Consolidation or Merger.  In the event of any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 4(a)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets (including cash) with respect to or in exchange for Common Stock, each Warrant shall, immediately after such reorganization, reclassification, consolidation, merger or sale, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Shares then exercisable under this Warrant, be exercisable only for the kind and number of shares of stock or other securities or assets (including cash) of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such reorganization, reclassification, consolidation, merger or sale if the Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger or sale and acquired the applicable number of Warrant Shares then issuable hereunder, if any, as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment shall be made with respect to the Holder’s rights under this Warrant to insure that the provisions of this Section 4 shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities or assets (including cash) thereafter acquirable upon exercise of this Warrant.  The provisions of this Section 4(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers or sales.  The Company shall not effect any such reorganization, reclassification, consolidation, merger or sale unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger or sale, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such shares of stock, securities or assets (including cash) which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant.

(c)           Issuer Tender Offers.  If a publicly-announced tender offer or exchange offer made by the Company or any of its subsidiaries for all or any portion of the Common Stock shall expire and tendering holders of Common Stock are paid aggregate consideration having a Fair Market Value, when paid, which exceeds the aggregate Fair Market Value of the Common Stock acquired in such tender offer or exchange offer as of the last trading day before the date on which such tender offer is first publicly announced (such excess, the “Excess Tender Amount”), then the Exercise Price shall be adjusted to such Exercise Price determined by multiplying (i) the Exercise Price in effect immediately prior to such adjustment by (ii) a fraction, the numerator of which shall be the Fair Market Value per share of the Common Stock as of the last trading day before the date on which such tender offer is first publicly announced less the Premium Per Pro Forma Share, and the denominator of which shall be the Fair Market Value per share of Common Stock as of the last trading day before the date on which such tender offer is first publicly announced.  Upon any adjustment of the Exercise Price pursuant to this Section 4(c), the total number of shares of Common Stock purchasable upon the exercise of each Warrant shall be adjusted to such number of shares (calculated to the nearest hundredth) purchasable per Warrant immediately prior to such adjustment multiplied by a fraction, the numerator of which shall be the Fair Market Value per share of Common Stock as of the last trading day before the date on which such tender offer is first publicly announced, and the denominator of which shall be the Fair Market Value per share of the Common Stock as of the last trading day before the date on which such tender offer is first publicly announced less the Premium Per Pro Forma Share.

(d)           Certain Events. In the event that the Company shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Holder from dilution, or if any event occurs of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features to the holders of the Company’s equity securities), then the Board shall in good faith make an appropriate adjustment in the Exercise Price and the number of Warrant Shares and provide that the record date for stockholders entitled to participate in such event shall be the effective date for such adjustment so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 4(d) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 4.

(e)           If the Company, at any time while the Warrant is outstanding, shall issue rights, options or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Fair Market Value on the applicable record date, then the Exercise Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such Fair Market Value. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

(f)           Certificate as to Adjustment.

(i)           As promptly as reasonably practicable following any adjustment of the Exercise Price, but in any event not later than thirty (30) Business Days thereafter, the Company or the Warrant Agent shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)           As promptly as reasonably practicable following the receipt by the Company of a written request by the Holder, but in any event not later than thirty (30) Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer certifying the Exercise Price then in effect and the number of Warrant Shares or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of the Warrant.

(g)           Notices.  In the event:

(i)           the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security;

(ii)          of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another Person, or any sale of all or substantially all of the Company’s assets to another Person; or

(iii)         of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, and in each such case, the Company shall send or cause to be sent to the Holder at least thirty (30) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Shares.

5.             Transfer of Warrant.  Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Company at its then principal executive offices with a properly completed and duly executed assignment in a form reasonably acceptable to the Company, together with funds sufficient to pay any transfer taxes required to be paid by the Holder in connection with the making of such transfer.  Upon such compliance, surrender and delivery and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled.

6.             Holder Not Deemed a Stockholder; Limitations on Liability.  Except as otherwise specifically provided herein, prior to the issuance to the Holder of the Warrant Shares to which the Holder is then entitled to receive upon the due exercise of this Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of shares of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, or receive dividends or subscription rights.  In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

7.             Replacement on Loss; Division and Combination.

(a)           Replacement of Warrant on Loss.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver or cause to be delivered to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Shares as the Warrant so lost, stolen, mutilated or destroyed; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

(b)           Division and Combination of Warrant.  Subject to compliance with the applicable provisions of this Warrant as to any transfer or other assignment which may be involved in such division or combination, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Company at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys.  Subject to compliance with the applicable provisions of this Warrant as to any transfer or assignment which may be involved in such division or combination, the Company shall at its own expense execute and deliver or cause to be delivered a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice.  Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as the Warrant or Warrants so surrendered in accordance with such notice.

8.             No Impairment.  The Company shall not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise rights of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant.

9.             Agreement to Comply with the Securities Act; Legend.  The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the “Securities Act”).  This Warrant and all Warrant Shares issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

“THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND, EXCEPT AS PROVIDED HEREIN, MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

THIS WARRANT IS BEING ISSUED AS PART OF A UNIT (“UNIT”), AND EACH UNIT SHALL CONSIST OF (I) WARRANTS TO PURCHASE 10.29 SHARES OF COMMON STOCK OF THE COMPANY AND (II) $500.00 AGGREGATE PRINCIPAL AMOUNT OF 10% SUBORDINATED SECURED NOTES DUE 2017 ISSUED BY HANDY & HARMAN GROUP, LTD., A DELAWARE CORPORATION AND INDIRECT SUBSIDIARY OF THE COMPANY (THE “ISSUER”), ON THE DATE OF ISSUANCE OF THE WARRANTS, WHICH AMOUNT SHALL BE INCREASED AS PIK PAYMENTS ARE MADE AS SET FORTH IN EXHIBIT H TO THE INDENTURE, DATED AS OF THE DATE HEREOF, AMONG THE ISSUER, THE SUBSIDIARIES OF THE ISSUER PARTY THERETO AS GUARANTORS, AND WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE.  FROM THE DATE OF ISSUANCE OF THE WARRANTS UNTIL OCTOBER 14, 2013, THE WARRANTS AND THE NOTES SHALL NOT BE DETACHABLE AND THE WARRANTS MAY ONLY BE TRANSFERRED AS UNITS, IN EACH CASE TOGETHER WITH THE TRANSFER OF ALL NOTES WHICH, TOGETHER WITH THE WARRANTS BEING TRANSFERRED, COMPRISE SUCH UNIT OR UNITS.”

10.           Warrant Register.  The Company shall keep and properly maintain at its principal executive offices (or shall cause to be kept by the Warrant Agent and at such place as may be selected by such Warrant Agent, which may be a place other than the principal executive offices of the Company) books for the registration of the Warrant and any transfers thereof.  The Company (or Warrant Agent) may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of the Warrant effected in accordance with the provisions of this Warrant.

11.           Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent (1) if to the Holder, at its address as shown on the books of the Company or (2) if to the Company to its respective parties at the addresses indicated below (or at such other address as shall be specified in a notice given in accordance with this Section 1).

If to the Company:	WHX Corporation 1133 Westchester Avenue White Plains, NY 10604
	Facsimile:	(914) 696-8684
	E-mail:	JMcCabe@whxcorp.com
	Attention:	James F. McCabe, Jr.

with a copy to:	Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022
	Facsimile:	(212) 451-2222
	E-mail:	afinerman@olshanlaw.com
	Attention:	Adam Finerman, Esq.

12.           Optional Redemption; Repurchase.  Effective from the Original Issue Date until the day prior to the Exercise Commencement Date, all or a part of the Units may be (a) redeemed, at the option of Handy & Harman Group, Ltd., pursuant to Section 3.07(a) of the Indenture or (b) repurchased, at the option of the Holder, pursuant to Section 4.15 of the Indenture.  Notwithstanding anything in this Warrant to the contrary, following any such redemption or repurchase of Units, the number of Warrant Shares issuable upon exercise of this Warrant shall be reduced by an amount equal to the number of Warrants Shares represented by the Warrants included as part of the Units of the Holder redeemed or repurchased by Handy & Harman Group, Ltd.  This Warrant may not be redeemed after the Exercise Commencement Date except as otherwise permitted herein.

13.           Registration Rights.  The Company acknowledges that it is required to register this Warrant and the Warrant Shares issuable hereunder pursuant to the terms of the Registration Rights Agreement, dated as of the Original Issue Date, by and between the Company, the Trust and The Steel Partners Liquidating Trust – Series A.

14.           Cumulative Remedies.  Except to the extent expressly provided in Section 6 to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

15.           Equitable Relief.  Each of the Company and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

16.           Entire Agreement.  This Warrant constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

17.           Successor and Assigns.  This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors and permitted assigns of the Holder.  Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.

18.           No Third-Party Beneficiaries.  This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

19.           Headings.  The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

20.           Amendment and Modification; Waiver.  Except as otherwise provided herein, the provisions of the Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holders of 2010 Warrants representing a majority of the Warrant Shares obtainable upon exercise of the unexercised portion of all 2010 Warrants outstanding on the date of such amendment, action or omission; provided that any reduction in the Exercise Period or increase in the Exercise Price shall (a) only be effective with respect to unexercised Warrants held by all Holders if approved by the written consent of the Holders of at least ninety percent (90%) of 2010 Warrants outstanding as of the date of such amendment (b) only be effective with respect to unexercised Warrants held by Holders that consented to such amendment in writing, if such amendment is approved by Holders of greater than a majority but less than ninety percent (90%) of 2010 Warrants outstanding as of the date of such amendment.  For purposes of this Warrant, “2010 Warrants” means warrants exercisable for an aggregate of 1,500,806.79 shares of Common Stock (of which this Warrant constitutes a part), originally issued to the Trust and The Steel Partners Liquidating Trust – Series A on the Original Issue Date.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

21.           Severability.  If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

22.           Governing Law.  This Warrant shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

23.           Submission to Jurisdiction.  Any legal suit, action or proceeding arising out of or based upon this Warrant or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and County of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.  Service of process, summons, notice or other document by certified or registered mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

24.           Waiver of Jury Trial.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

25.           Counterparts.  This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

26.           No Strict Construction.  This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has duly executed this Warrant on the Original Issue Date.

WHX CORPORATION

By:
Name: James F. McCabe, Jr.
Title: Chief Financial Officer

Accepted and agreed to by:

By:
Name:
Title:

EXHIBIT A

NOTICE OF EXERCISE

To:           WHX CORPORATION  (the “Company”)

The undersigned hereby elects to purchase ___ shares of Common Stock of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full in accordance with the provisions of Section 3(b) thereof.

Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)

The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares, all except as in compliance with applicable securities laws.

(Signature)

(Date)